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                                                                  EXHIBIT 2.2


               ADDENDUM TO REAL ESTATE SALE AND PURCHASE AGREEMENT
                    BY AND BETWEEN CURTISS-WRIGHT CORPORATION
                     CURTISS-WRIGHT FLIGHT SYSTEMS, INC. AND
                                 SHAW ACHAS LLC


         The Real Estate Sale and Purchase Agreement by and between Curtiss-Wright Corporation and Curtiss-Wright Flight Systems, Inc., (collectively "Seller") and Shaw Achas LLC, ("Purchaser") dated August 2, 2001 (the "Agreement") is hereby amended to include the following provisions:

         1. All terms, which are defined in the Agreement, shall have the same meaning and effect in this Addendum.

         2. If any provision of this Agreement or any portion of such provision shall be held invalid or unenforceable by a court of competent jurisdiction, the remaining provision or portion thereof affected by such holding shall be modified, if possible so that it is enforceable to the maximum extent permissible.

         3. Section 6 is hereby amended to add the following paragraphs to the end of said section:

                "Purchaser is hereby given the option to extend the Closing Date by an additional 18 days to no later than December 18, 2001. Time shall be of the essence, and unless Seller fails to deliver the Property in accordance with the requirements of the Agreement or otherwise defaults hereunder or under the Agreement, the Deposit and Closing Extension Payment shall be forfeited to Seller in the event Purchaser shall not close on the title of the Property on or before December 18, 2001.

                Upon the exercise of the extension, the sum of FIVE HUNDRED
            THOUSAND ($500,000.00) DOLLARS (the "Closing Extension Payment") shall be paid on the date of such exercise by wire transfer to the Escrowee. The Closing Extension Payment shall be refundable to the same extent as that of the Contract Fee as set forth in this Agreement. Purchaser shall receive a credit for the Closing Extension Payment against the Purchase Price. All interest on the Deposit and the Closing Extension Payment which accrues from December 1st to the Closing shall be payable to the Seller.



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         4. Section 13 is hereby amended to read as follows:

                "Subject to the terms of this Agreement, and in any document delivered to Purchaser in connection with this Agreement or the Closing, Purchaser hereby acknowledges that it has inspected and examined the property to its satisfaction and relies upon those inspections and examinations in entering this Agreement and not upon any oral or written representation or warranty of the Seller, its agents, servants or employees or any broker except as may be provided herein. The property is sold "As Is" subject only to the continued operation of Groundwater Treatment System ("GWTS"), the monitoring wells, and the Soil Vapor Extraction System ("SVES") as described in the Order of the Commissioner issued on October 8, 1993, in ISRA Case No. 84-205, attached hereto as Exhibit I. Purchaser hereby acknowledges that all rights, title and interest to the GWTS and SVES, its accessories, components and any subsequent modifications thereto, shall remain with the Seller. Seller shall continue to perform all remedial investigation and remedial action work required by NJDEP to remediate to a non-residential standard and shall be responsible for removing any pre-existing contamination that is discovered after the Closing except as set forth in Section 3 of the Environmental Indemnity Agreement attached hereto as Exhibit F. Seller shall diligently pursue, prior to and after the closing of title, obtaining a No Further Action letter and Covenant Not to Sue from NJDEP (or final Remedial Action Workplan approval) and further to diligently pursue the removal of the Classification Exception Area ("CEA") filed for the groundwater at or emanating from the site including all groundwater monitoring required during the duration of the CEA or to remove the CEA."



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         5. Section 14, Paragraph (a) is hereby amended to read as follows:

                "Purchaser hereby acknowledges that it has received a copy of
            Exhibit I. Purchaser hereby agrees and accepts to take title and possession of the Property subject to the Seller's continued operation of the GWTS, monitoring Wells, and the SVES. Seller and Purchaser shall cooperate with each other to assure that the GWTS and the SVES and any monitoring wells, and other remedial investigation or remedial action equipment at the property do not unreasonably interfere with the operation and use of the property. Seller shall provide Purchaser with notice prior to installing any additional remedial action equipment in a location on the Property where such remedial action equipment is not already located to ensure that such location of such remedial action equipment shall not unreasonably interfere with the operation and use of the Property. Purchaser shall have three (3) calendar days from the date Seller notifies Purchaser to state any concerns Purchaser may have with the proposed installation of additional remedial action equipment. If Purchaser fails to respond within the three-day period, Purchaser shall be considered to acquiesce to Seller's location. Purchaser acknowledges and understands that GWTS and the SVES shall remain in their present locations, and cannot be removed, altered, or relocated in any way. Purchaser shall provide access to Seller for the operation, maintenance, installation, removal, and closure of the GWTS and the SVES and any monitoring wells after Closing."

         6. Purchaser is not waiving any rights it may have under the Agreement by virtue of the payment of the Second Deposit.

         7. Seller hereby agrees, at no cost or liability to Seller, to execute any and all documents needed by Purchaser to pursue its subdivision application with the appropriate governmental entities.


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        8. The following shall be added at the end of the first paragraph of
            Section 3 of the Environmental Indemnification Agreement:

                ", provided, however, that except as set forth in the second paragraph of this Section 3, Seller shall indemnify the Purchaser for the remediation of any Contaminants existing prior the Closing that are discovered by Purchaser after the Closing."

         9. To the extent of any inconsistency between the Agreement and this Addendum, this Addendum shall govern.



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         IN WITNESS WHEREOF, the parties have hereunto affixed their hands and seals as of this 10 day of September 2001.



WITNESS:                          SELLER: CURTISS-WRIGHT CORPORATION



                                  By:   /s/ Robert A. Bosi
------------------------------        ------------------------------------------
                                        Robert A. Bosi, Vice President - Finance




                                  CURTISS-WRIGHT FLIGHT SYSTEMS, INC

                                  By:   /s/ Robert A. Bosi
------------------------------        ------------------------------------------
                                        Robert A. Bosi, Treasurer





WITNESS:                          PURCHASER: SHAW ACHAS LLC



                                  By:   /s/ David Werner
------------------------------        ------------------------------------------
                                        David Werner, Vice President



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